EXHIBIT (h)(2)

Appendix A

Master Portfolios of the Trust	Administration Fee (as % of net assets)
Money Market Master Portfolio	None*
Prime Money Market Master Portfolio	None*
Government Money Market Master Portfolio	None*
Treasury Money Market Master Portfolio	None*
LifePath Retirement Master Porfolio	None*
LifePath 2020 Master Portfolio	None*
LifePath 2025 Master Portfolio	None*
LifePath 2030 Master Portfolio	None*
LifePath 2035 Master Portfolio	None*
LifePath 2040 Master Portfolio	None*
LifePath 2045 Master Portfolio	None*
LifePath 2050 Master Portfolio	None*
LifePath 2055 Master Portfolio	None*
S&P 500 Stock Master Portfolio	None*
Bond Index Master Portfolio	None*
CoreAlpha Bond Master Portfolio	None*

Active Stock Master Portfolio	0.10
International Tilts Master Portfolio	0.05

Amended: September 18, 2013

*	BlackRock is not entitled to receive compensation for providing administration services to these Master Portfolios for so long as BlackRock is entitled to compensation for providing administration services to a feeder fund that invests substantially all of its assets in the Master Portfolio, or BlackRock or an affiliate receives advisory fees from the Master Portfolio.

A-1